Exhibit 10.50

CANCELLATION AGREEMENT

This Cancellation Agreement (this “Agreement”) is entered into as of March 31, 2026, by and between T3 Defense Inc., a Delaware corporation (“T3”), and Star 26 Capital, Inc., a Nevada corporation (“Star 26”).

WHEREAS, pursuant to the terms and provisions of the Amended and Restated Securities Purchase Agreement dated September 15, 2025 among T3, Star 26 and the shareholders of Star 26, T3 is indebted to Star 26 in the aggregate principal amount of $16,000,000 (the “Indebtedness”); and

WHEREAS, as of the date hereof, Star 26 is wholly-owned subsidiary of T3; and

WHEREAS, the Indebtedness was included in contemplation of T3's acquisition of 51% of the share capital of Star 26 as originally structured under the Agreement, at which time Star 26 was expected to continue operating as a standalone entity requiring independent financial support; and

WHEREAS, following the parties' agreement to restructure the transaction as a full (100%) acquisition of Star 26, pursuant to which T3 assumed complete ownership of, and operational and financial responsibility for, Star 26 and its assets, the rationale underlying such Indebtedness is no longer applicable, and the Indebtedness serves no continuing business or commercial purpose in furtherance of the acquisition;

WHEREAS, the parties agree and acknowledge that notwithstanding that the Indebtedness was never memorialized, such note was never executed and never issued, the parties desire to cancel the obligation with respect to said Indebtedness.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Cancellation of Indebtedness. The obligation of T3 to pay Star 26, including all principal, accrued interest and any other amounts owing with respect to the Indebtedness, is hereby cancelled, terminated and of no further force or effect.

2. Release. Star 26 hereby releases and forever discharges T3 from any and all claims, demands, obligations and liabilities arising out of or related to the Indebtedness.

3. No Further Obligations. T3 shall have no further obligations to Star 26 or its shareholders with respect to the Indebtedness.

4. Governing Law; Counterparts. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Delaware and the appropriate court located in the State of Delaware shall exclusive jurisdiction over any dispute relating to this Agreement. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), all of which taken together will constitute one and the same agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof.

Remainder of Page Intentionally Omitted; Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

T3 DEFENSE INC.

By:	/s/ Reuven Yeganeh
Name:	Reuven Yeganeh
Title:	Member of the Board of Directors

STAR 26 CAPITAL, INC.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	Chief Executive Officer